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 [LOGO]

                    Sun Life Assurance Company of Canada (U.S.)



Executive Office:                               Home Office:                            Annuity Service Mailing Address:
 [ONE SUN LIFE EXECUTIVE PARK                    [1209 ORANGE STREET                     SUN LIFE OF CANADA (U.S.)
 WELLESLEY HILLS, MASSACHUSETTS 02481]           WILMINGTON, DELAWARE 19801]             [RETIREMENT PRODUCTS AND SERVICES
                                                                                         P.O. BOX 9133
                                                                                         BOSTON, MASSACHUSETTS 02117]


     This Certificate evidences the interest of the Participant named in the Certificate Specifications Page in the fixed group annuity contract ("Contract") issued by Sun Life Assurance Company of Canada (U.S.) (the "Company").

     The Contract is the legal contract. This Certificate is merely a summary of the rights, duties and benefits of that Contract. A copy of the Contract may be obtained by requesting it in writing from the Company. If there is any conflict between the provisions of the Contract and those of this Certificate, the Contract is the controlling document.

     The Company will pay an annuity commencing on the Annuity Commencement Date, by applying the adjusted value of the Accumulation Account in accordance with the settlement provisions. If the Participant dies while the Contract is in effect and this Certificate is in force and before the Annuity Commencement Date, the Company will, subject to the provisions set forth herein, pay a death benefit to the Beneficiary upon receipt of Due Proof of Death of the Participant. Under certain circumstances, if the Participant dies prior to the Annuity Commencement Date, a distribution is required by law.

     All payments will be made to the persons and in the manner set forth in the Contract. Provisions and endorsements printed or written by the Company on the following pages form part of the Certificate.

     Signed by the Company at its Executive Office, Wellesley Hills, Massachusetts on the Date of Coverage.




                   C. James Prieur         Margaret Sears Mead
                   President               Secretary


                                  CERTIFICATE FOR
                SINGLE PAYMENT DEFERRED FIXED GROUP ANNUITY CONTRACT
                                  NONPARTICIPATING


PAYMENTS AND VALUES PROVIDED BY THIS CERTIFICATE ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD OR DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO THE PARTICIPANT. THE MARKET VALUE ADJUSTMENT APPLIES TO WITHDRAWALS, TRANSFERS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY; HOWEVER, SUCH PAYMENTS MADE WITHIN 30 DAYS PRIOR TO THE END OF A GUARANTEE PERIOD AND PAYMENT OF THE FREE WITHDRAWAL AMOUNT ARE NOT SUBJECT TO A MARKET VALUE ADJUSTMENT.

RIGHT TO RETURN CERTIFICATE. PLEASE READ THIS CERTIFICATE. If not satisfied with it, the Participant may, within 10 days after its receipt, return it by mailing it to the Annuity Service Mailing Address shown above. Immediately upon receipt of this Certificate by the Company, the Certificate will be deemed void as though it had never been applied for, and the Accumulation Account Value on the date this Certificate is received by the Company will be refunded to the Participant.

IMPORTANT NOTICE:

  It is not necessary to employ any person to collect any payment or benefit provided by the Contract. When you require assistance, write directly to the Company at the Annuity Service Mailing Address shown above.

  The Contract contains many benefits. In your own best interest you should consult the Company if anyone advises you to surrender this Certificate or to replace it with a new contract or certificate.


FUT-GRF-CERT-98-1                        1
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      TABLE OF CONTENTS



 CONTRACT SPECIFICATIONS PAGE


 DEFINITIONS


 PURCHASE PAYMENT



 CONTRACT VALUES DURING ACCUMULATION PERIOD

   Accumulation Account
   Guarantee Periods
   Guaranteed Interest Rates
   Transfer Privilege

 CASH WITHDRAWALS, WITHDRAWAL CHARGES AND MARKET VALUE ADJUSTMENT

   Cash Withdrawals
   Withdrawal Charges
   Market Value Adjustment

 DEATH BENEFIT

   Death Benefit Provided by this Contract
   Election and Effective Date of Election
   Payment of Death Benefit
   Amount of Death Benefit

 SETTLEMENT PROVISIONS

   General
   Election and Effective Date of Election
   Determination of Amount
   Effect of Annuity Commencement Date on Accumulation Account
   Annuity Commencement Date
   Fixed Annuity Payments
   Annuity Options
   Amounts Payable on Death of Payee
   Annuity Payment Rates

 OWNERSHIP PROVISIONS

   Exercise of Contract Rights
   Periodic Reports
   Designation and Change of Beneficiary


 GENERAL PROVISIONS

   Age and Sex Misstatement
   This Contract
   Incontestability
   Modification
   Payments by the Company
   Proof of Age
   Proof of Survival


FUT-GRF-CERT-98-1                        2

                             CONTRACT SPECIFICATIONS PAGE

Contract Number                                   [79-7900-123456]
Owner                                             [John J. Doe]
Annuitant                                         [Mary Doe]
Age of Owner                                      [35]
Age of Annuitant                                  [35]

Issue Date                                        [June 21, 1998]
Account Anniversary Date                          [June 30, 1999]

Purchase Payment Amount                           [$100,000]
Minimum Purchase Payment Amount                   [$10,000]
Maximum Purchase Payment Amount                   [$1,000,000]
  (without prior approval of the Company)

Beneficiary (Relationship)                        [Susan J. Doe (Daughter)]

Annuity Commencement Date                         [July 1, 2050]
Annuity Option                                    [Deferred]
Minimum Annuity Purchase Amount                   [$10,000]
Minimum Annuity Payment Amount                    [$50]
[Front-end Sales Load                             [$0]



                          [Number of Complete       Withdrawal Charge
Withdrawal Charges           Account Years             Percentage
------------------           -------------             ----------
                                  0-1                      7%
                                   2                       6%
                                   3                       5%
                                   4                       4%
                                   5                       3%
                                   6                       2%
                                   7 or More               0%]]



Initial Guarantee Period                          [1-10 Year]
Renewal Guarantee Period(s)                       [1-10 Year]
Floating Rate                                     [three month London Interbank Offered Rate ("LIBOR"), or 90 Day T-Bill ("T-Bill")
                                                  Rate]
Guaranteed Interest Rate                          [3 Year-4.5%, or LIBOR minus 1.25%, or T- Bill minus .60%]
Minimum Average Interest Rate                     [3%]
Market Value Adjustment ("b" factor)              [.25% for any Guarantee Period exceeding 7 years in length which was in effect on the Issue Date and also for any Floating Rate Guarantee Period; 0% for all other
                                                  Guarantee Periods]  Maximum 0.25%

Maximum Number of Transfers Per Account Year      [1]

Amount of Death Benefit                           [[If the Owner was age 85 or less on the Issue Date, the amount of the Death
                                                  Benefit is the greater of:
                                                    (1)     the Accumulation Account Value on the Death Benefit Date; or
                                                    (2)     the amount which would have been payable in the event of a full surrender of the Contract on the Death Benefit Date

                                                    If (2)  is operative, the Accumulation Account Value will be adjusted by the difference between (2) and (1).]
                                                                           or
                                                    [If the Owner was age 86 or older on the Issue Date, the Death Benefit will equal the amount which would have been payable in the event of a full surrender of the Contract on the Death Benefit Date, and the Accumulation Account Value
                                                    will be adjusted to equal this amount.]]


FUT-GRF-CERT-98-1                      3

                                     DEFINITIONS

Any reference in this Certificate to "RECEIPT" and "RECEIVED" by the Company means receipt at the Company's Annuity Service Mailing Address shown on the first page of this Certificate.

ACCOUNT YEARS AND ACCOUNT ANNIVERSARIES: The first Account Year shall be the period of 12 months plus a part of a month as measured from the Date of Coverage through the last day of the calendar month in which the Purchase Payment is received. All Account Years and Account Anniversaries thereafter shall be 12 month periods based upon the first day of the calendar month that follows the calendar month during which the Date of Coverage occurred. For example, if the Date of Coverage occurs in March, the first Account Year will be determined from the Date of Coverage but will end on the last day of March in the following year; all subsequent Account Years and all Account Anniversaries will be measured from April 1.

ACCUMULATION ACCOUNT: An account to which the Net Purchase Payment and interest are credited.

ACCUMULATION ACCOUNT VALUE: The value of the Accumulation Account on any date.

ACCUMULATION PERIOD: The period before the Annuity Commencement Date and during the lifetime of the Participant.

ANNUITANT: The person (or persons) named on the Certificate Specifications Page on whose life (or lives) the first annuity payment is to be made. If the Annuitant dies prior to the Annuity Commencement Date, the Co- Annuitant, if any, will become the Annuitant. If the Co-Annuitant dies or if no Co-Annuitant is named, the Participant becomes the Annuitant upon the Annuitant's death prior to the Annuity Commencement Date.

*ANNUITY COMMENCEMENT DATE: The date on which the first annuity payment is to be made.

*ANNUITY OPTION: The method for making annuity payments.

APPLICATION: The document, if any, signed by each Participant that serves as his or her application for participation under the Contract, a copy of which may be attached to and made a part of this Certificate.

*BENEFICIARY: Prior to the Annuity Commencement Date, the person or entity having the right to receive the death benefit set forth in this Certificate, and, for a Certificate issued under a Non-Qualified Contract, who, in the event of the Participant's death, is the designated Beneficiary for purposes of
Section 72(s) of the Code. After the Annuity Commencement Date, the Beneficiary is the person or entity having the right, upon the death of the Payee, to receive any remaining payments due under the Annuity Option elected.

CODE: The Internal Revenue Code of 1986, as amended.

COMPANY: Sun Life Assurance Company of Canada (U.S.).

DATE OF COVERAGE: The date on which this Certificate becomes effective.

DEATH BENEFIT DATE: The date on which the Company receives Due Proof of Death.

DUE PROOF OF DEATH: An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, and/or any other proof of death satisfactory to the Company.

EXPIRATION DATE: The last day of a Guarantee Period.

FIXED ANNUITY: An annuity with payments that do not vary as to dollar amount.

FLOATING RATE: The indexed rate set forth on the Certificate Specifications Page, as such rate is published in The Wall Street Journal two business days prior to the Floating Rate Reset Date. In the event the Floating Rate is no longer published in The Wall Street Journal, the Company will use an alternate method of determining the indexed rate.

FLOATING RATE GUARANTEE PERIOD: A Guarantee Period for which the Guaranteed Interest Rate changes on each Floating Rate Reset Date.


FUT-GRF-CERT-98-1                     4

FLOATING RATE RESET DATE: The first Floating Rate Reset Date shall be the first business day of the first calendar quarter that begins after a Floating Rate Guarantee Period is elected. Thereafter, a new Floating Rate Reset Date will occur on the first business day of each subsequent calendar quarter until the Expiration Date of the particular Floating Rate Guarantee Period.

FLOATING RATE SPREAD: The amount deducted from the Floating Rate to determine the Guaranteed Interest Rate in effect initially and on each Floating Rate Reset Date during a Floating Rate Guarantee Period. The Floating Rate Spread shall remain constant throughout a Floating Rate Guarantee Period.

FRONT-END SALES LOAD: A sales charge, if applicable, which the Company may deduct from the Purchase Payment, in such amount as set forth on the Certificate Specifications Page.

GUARANTEE PERIOD: The period for which a Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE: The rate of interest credited by the Company on a compound annual basis during a particular Guarantee Period.

MINIMUM AVERAGE INTEREST RATE: The minimum rate of interest that may be credited by the Company on a compound annual basis, as determined at the end of a particular Guarantee Period, or upon surrender of this Certificate, as applicable.

NET PURCHASE PAYMENT: The portion of the Purchase Payment remaining after the deduction of any applicable Front-End Sales Load or premium tax or similar tax.

NON-QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which does not receive favorable federal income tax treatment under Sections 401, 403, 408, 408A, or any other applicable Section of the Code.

OWNER: The person, persons or entity entitled to the ownership rights stated in the Contract and in whose name or names the Contract is issued. The Participant's interest in the Contract evidenced by this Certificate must be owned by a natural person or agent for a natural person for the Contract to receive favorable income tax treatment as an annuity if it is a Non-Qualified Contract. If the Contract is a Qualified Contract (other than a Section 403 contract), the Participant's interest in the Contract evidenced by this Certificate must be owned by a trustee or custodian of a retirement plan which meets the requirements of Section 401, Section 408(c), Section 408(k), Section 408A, or any other applicable Section of the Code, and the Qualified Plan Endorsement must be attached to and made a part of the Contract and Certificate.

*PARTICIPANT: The person named in the Certificate Specifications Page who is entitled to exercise all rights and privileges of ownership under this Certificate, except as reserved by the Owner.

PAYEE: A recipient of payments relating to this Certificate.

PURCHASE PAYMENT: The amount paid to the Company as consideration for the benefits provided by the Contract.

QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which may receive favorable federal income tax treatment under Sections 401, 403, 408, 408A, or any other applicable Section of the Code.


___________
*As specified on the Certificate Specifications Page, unless changed.


FUT-GRF-CERT-98-1                     5

                                   PURCHASE PAYMENT

     The Purchase Payment is to be paid to the Company at its Annuity Service Mailing Address. The Company generally will not accept a Purchase Payment for any Certificate which is less than the minimum Purchase Payment amount specified on the Certificate Specifications Page. In addition, the prior approval of the Company is required before it will accept a Purchase Payment which would exceed the maximum Purchase Payment amount specified on the Certificate Specifications Page.


The Net Purchase Payment will, upon receipt and acceptance by the Company, be credited to the Accumulation Account and allocated to the Guarantee Period specified in the Application.

                    CERTIFICATE VALUES DURING ACCUMULATION PERIOD

ACCUMULATION ACCOUNT

     The Company will establish an Accumulation Account for each Participant and will maintain the Accumulation Account during the Accumulation Period. The Accumulation Account shall be continued automatically in full force during the lifetime of the Participant until the Annuity Commencement Date or until the Certificate is surrendered.

GUARANTEE PERIOD

     The Participant elects one Guarantee Period from among those made available from time to time by the Company. The period elected will determine the Guaranteed Interest Rate. Amounts allocated to a particular Guarantee Period, less any applicable front-end sales load, premium taxes or similar taxes and any amounts subsequently withdrawn, will earn interest at the Guaranteed Interest Rate in effect during the Guarantee Period. The Initial Guarantee Period begins on the date the Net Purchase Payment is applied. Except for Floating Rate Guarantee Periods, the Initial Guarantee Period ends when the number of calendar years in the Guarantee Period elected (measured from the end of the calendar month in which the Net Purchase Payment was applied) has elapsed. For Floating Rate Guarantee Periods, the Initial Guarantee Period ends when the number of calendar years in the Floating Rate Guarantee Period elected (measured from the end of the calendar quarter in which the Net Purchase Payment was applied) has elapsed. The last day of a Guarantee Period is the Expiration Date. Subsequent Guarantee Periods begin on the first day following the Expiration Date. For Floating Rate Guarantee Periods, the Expiration Date will always occur at the end of a calendar quarter. For other Guarantee Periods, the Expiration Date will always occur at the end of a calendar month.

     The Company will mail written notice to the Participant at least 45 and no more than 75 days prior to the Expiration Date of a Guarantee Period. A new Guarantee Period of the same duration as the previous Guarantee Period will commence automatically at the end of the previous Guarantee Period unless the Company receives, in writing (or other manner acceptable by the Company) prior to the end of such Guarantee Period, an election by the Participant of a different Guarantee Period from among those being offered by the Company at such time.

     The Company reserves the right to add or remove Guarantee Periods available at any time for election by a Participant.

GUARANTEED INTEREST RATES

     The Company periodically will establish an applicable Guaranteed Interest Rate for each Guarantee Period offered by the Company. These rates will be guaranteed for the duration of the respective Guarantee Periods. Interest is credited to the Accumulation Account at an annual effective rate of interest.

     For a Floating Rate Guarantee Period, the Guaranteed Interest Rate may change on each Floating Rate Reset Date; however, the Floating Rate Spread used to compute the Guaranteed Interest Rate will remain constant throughout such Floating Rate Guarantee Period. The Company will determine a new Floating Rate Spread at the beginning of each Floating Rate Guarantee Period.

     On any Expiration Date, and on any date on which the Certificate is surrendered in full, the Accumulation Account Value (before the application of any applicable withdrawal charge and/or market value adjustment) will not be less than the Purchase Payment, less any previous withdrawals, accumulated at an effective annual rate of interest equal to the Minimum Average Interest Rate set forth on the Certificate Specifications Page. Subject to the above guarantees, the Guaranteed Interest Rate credited on a particular day to a Floating Rate Guarantee Period may be less than the Minimum Average Interest Rate set forth on the Certificate Specifications Page.


FUT-GRF-CERT-98-1                     6

TRANSFER PRIVILEGE

     At any time during the Accumulation Period, the Participant may transfer the entire Accumulation Account Value to a new Guarantee Period, subject to the conditions set forth below. No partial transfers are permitted. Except as described below, a transfer accepted by the Company generally will be effective on the date the request for transfer is received by the Company if such request is received in good order by 4:00 p.m. eastern time on any date on which the Company is open for business.

     A transfer will result in a new Guarantee Period for the amount being transferred. Any such new Guarantee Period will begin on the effective date of the transfer and end on the new Expiration Date. The amount transferred into such Guarantee Period will earn interest at the Guaranteed Interest Rate declared by the Company for that Guarantee Period as of the effective date of the transfer.

     The maximum number of transfers per Account Year is set forth on the Certificate Specifications Page. In addition, a minimum of 30 calendar days must elapse between transfers. No transfers are allowed within 30 days after the Date of Coverage. Transfers will be subject to the market value adjustment described below unless the transfer is effective within 30 days prior to an Expiration Date. The Company reserves the right in its sole discretion to delay the effective date of any transfer. The Company also reserves the right in its sole discretion to refuse or delay all transfer requests initiated on behalf of a Participant by any third party authorized by the Participant to make such transfer requests.


          CASH WITHDRAWALS, WITHDRAWAL CHARGES AND MARKET VALUE ADJUSTMENT

CASH WITHDRAWALS

     At any time before the Annuity Commencement Date, the Participant may elect to receive a cash withdrawal payment from the Company by filing with the Company at its Annuity Service Mailing Address, a written election in such form as the Company may require. Any such election shall specify the amount of the withdrawal and will be effective on the date that it is received by the Company. The Company reserves the right to defer the payment of amounts withdrawn for a period not to exceed six months from the date written request for such withdrawal is received by the Company.

     The Participant may request a full surrender or a partial withdrawal. A full surrender will result in a cash withdrawal payment equal to the Accumulation Account Value as of the date the request is received by the Company, plus or minus any applicable market value adjustment, and less any applicable withdrawal charge. Upon a full surrender, this Certificate will be canceled and no further benefits will be payable hereunder. A partial withdrawal (I.E., a payment of an amount less than that paid under a full surrender) will reduce the Accumulation Account Value by the dollar amount of the cash withdrawal payment, plus or minus any applicable market value adjustment and plus any applicable withdrawal charge. Any request for a partial withdrawal which would cause the Accumulation Account Value to be less than $1,000 will be treated as a request for a full surrender.

     All cash withdrawals, except those effective within 30 days prior to the Expiration Date of a Guarantee Period or the withdrawal of the current "free withdrawal amount," will be subject to the market value adjustment described below.

WITHDRAWAL CHARGES

     If a cash withdrawal is made, the Company may assess a withdrawal charge, as set forth on the Certificate Specifications Page. The amount of any withdrawal charge is determined as follows:

          Free withdrawal amount: The free withdrawal amount in any Account Year is equal to the greater of 10% of that Account Year's beginning Accumulation Account Value, or any amounts withdrawn to comply with any mandatory distribution requirements applicable to Qualified Contracts under federal law.

          Amount subject to withdrawal charge: For a partial withdrawal or full surrender, the amount subject to a withdrawal charge is the amount of the partial withdrawal or full surrender less any of the current Account Year's remaining free withdrawal amount.

          Withdrawal charge percentage: The withdrawal charge percentage varies according to the number of complete Account Years between the Account Year in which the Purchase Payment was credited to the Accumulation Account and the Account Year in which it is withdrawn.


FUT-GRF-CERT-98-1                         7

          Amount of withdrawal charge: The amount of the withdrawal charge is determined by multiplying the amount subject to a withdrawal charge by the applicable withdrawal charge percentage set forth on the Certificate Specifications Page.

     No withdrawal charge is imposed upon amounts applied to purchase an annuity, except that period certain annuities of less than ten years may incur a withdrawal charge.

     No withdrawal charge is imposed on amounts withdrawn on or after the later of (a) the end of the Initial Guarantee Period shown on the Certificate Specifications Page or (b) the end of the third Account Year.

MARKET VALUE ADJUSTMENT

     Any cash withdrawal (which for purposes of this section includes transfers and amounts applied to purchase an annuity), other than a withdrawal effective within 30 days prior to the Expiration Date of a Guarantee Period, or the withdrawal of the "free withdrawal amount," will be subject to a market value adjustment.

     The market value adjustment will reflect the relationship between the current interest rate (as described in the formula below) for the amount being withdrawn and the Guaranteed Interest Rate applicable to the amount being withdrawn. It also reflects the time remaining in the applicable Guarantee Period.

     The market value adjustment will be determined by multiplying the amount being withdrawn before deduction of any applicable withdrawal charge by the market value adjustment factor.

     The market value adjustment factor for all Guarantee Periods except Floating Rate Guarantee Periods is:


                                                N/12
                           [(1 + I)/(1 + J + B)]    -1

     where,

     I is the Guaranteed Interest Rate currently being credited to the Accumulation Account,

     J is the Guaranteed Interest Rate declared by the Company, as of the date of the application of the market value adjustment, for current allocations to a Guarantee Period equal to the balance of the current Guarantee Period, rounded up to the next higher number of complete years,

     b is a factor which the Company will determine for this Certificate and which is set forth on the Certificate Specifications Page and which will not exceed .25%, and

     N is the number of complete months remaining in the current Guarantee
Period.

     In the determination of J, if the Company currently does not offer the applicable Guarantee Period, then the rate will be determined by linear interpolation of the current rates for Guarantee Periods that are available. If no Guarantee Periods are available to perform a linear interpolation, the Company will use an equitable method and will inform the appropriate state regulatory authority of such method.

     The market value adjustment factor for each Floating Rate Guarantee Period is:

                                                       N/12
                          [(1 + F - X)/(1 + F - Y + B)]    -1

     where,

               F is the Floating Rate currently being used in determining the Floating Rate Guarantee Period's Guaranteed Interest Rate,

               X is the Floating Rate Spread in effect during the current Floating Rate Guarantee Period,

               Y is the Floating Rate Spread, as of the date of the application of the market value adjustment, for current allocations to new Floating Rate Guarantee Periods equal to the balance of the current Floating Rate Guarantee Period, rounded up to the next higher number of complete years,

               b is a factor which the Company will determine for this Certificate and which is set forth on the Certificate Specifications Page and which will not exceed .25%, and


FUT-GRF-CERT-98-1                        8

               N is the number of complete months remaining in the current Floating Rate Guarantee Period.

     In the determination of Y, if the Company currently does not offer the applicable Floating Rate Guarantee Period, then the rate will be determined by using the next longer Floating Rate Guarantee Period that is available. If the Company currently does not offer a longer Floating Rate Guarantee Period, then the Company will determine, in an equitable manner determined in its sole discretion, the value of Y.

                                      DEATH BENEFIT

DEATH BENEFIT PROVIDED BY THE CONTRACT

     If the Participant dies while the Contract and this Certificate are in effect and before the Annuity Commencement Date, the Company will pay, upon receipt of Due Proof of Death of the Participant, a death benefit to the Beneficiary in accordance with this death benefit provision. If the Participant is not a natural person, the Annuitant is considered the "Participant" for purposes of this provision.

     If a Participant under a Non-Qualified Contract dies prior to the Annuity Commencement Date, the death benefit must be distributed to the "designated Beneficiary" (as defined below) either (1) as a lump sum within five years after the date of death of the Participant, or (2) as an annuity over some period not greater than the life or expected life of the designated Beneficiary, with annuity payments beginning within one year after the date of death of the Participant. For this purpose (and for purposes of Section 72(s) of the Code), the person named as the Beneficiary shall be considered the designated Beneficiary, and if no person then living has been so named, then the Annuitant shall automatically be the designated Beneficiary. If the designated Beneficiary is the surviving spouse of the deceased Participant, the spouse can elect to continue the Certificate in the spouse's own name as Participant, in which case the mandatory distribution requirements will apply upon the death of the spouse. As designated Beneficiary, the surviving spouse may also choose to have the Accumulation Account distributed as an annuity over some period not greater than his or her life or expected life, with annuity payments beginning within one year after the date of death of the Participant. If there is no designated Beneficiary living on the date of death of the Participant, the Company will pay, upon receipt of Due Proof of Death of the Participant and/or the Beneficiary, if applicable, the death benefit in one sum to the estate of the deceased Participant. If the Participant dies on or after the Annuity Commencement Date, no death benefit will be payable under this Certificate, except as may be provided under the form of annuity elected.

ELECTION AND EFFECTIVE DATE OF ELECTION

     During the lifetime of the Participant and prior to the Annuity Commencement Date, the Participant may elect to have the death benefit applied under one or more of the Annuity Options in accordance with the settlement provisions herein to effect a Fixed Annuity for the Beneficiary as Payee after the death of the Participant, provided that the Annuity Option chosen complies with Section 72(s) of the Internal Revenue Code of 1986, as amended. This election may be made or subsequently revoked by filing with the Company at its Annuity Service Mailing Address, a written election or revocation of an election in such form as the Company may require. Any election or revocation of an election of a method of settlement of the death benefit by the Participant will become effective on the date it is received by the Company. For the purposes of the "Payment of Death Benefit" section below, any election by the Participant of a method of settlement of the death benefit that is in effect on the date of the Participant's death will be deemed effective on the date Due Proof of Death of the Participant is received by the Company.

     If no election of a method of settlement of the death benefit by the Participant is in effect on the date of death of the Participant, the Beneficiary may elect (a) to receive the death benefit in the form of a cash payment, in which event this Certificate will be canceled, or (b) to have the death benefit applied under one or more of the Annuity Options in accordance with the settlement provisions, to effect a Fixed Annuity for the Beneficiary as Payee. In no event shall any method of settlement be exercised which would violate the mandatory distribution requirements of Section 72(s) of the Code. Additional options available if the designated Beneficiary is the surviving spouse are described above under "Death Benefit Provided by the Contract."

     The election of a method of settlement may be made by filing with the Company at its Annuity Service Mailing Address, a written election in such form as the Company may require. Any written election of a method of settlement of the death benefit by the Beneficiary will become effective on the later of (a) the date the election is received by the Company, or (b) the date Due Proof of Death of the Participant is received by the Company. If a written election of a method of settlement by the Beneficiary is not received by the Company within 60 days following the date Due Proof of Death of the Participant is received by the Company, the Company will make a cash payment to the Beneficiary as of the last day of such 60 day period and this Certificate will be canceled upon such payment.


FUT-GRF-CERT-98-1                     9

PAYMENT OF DEATH BENEFIT

     If the Participant has so instructed, the Company will pay the death benefit in cash. If the Participant has elected settlement under one or more of the Annuity Options, annuity payments will begin on the first day of the calendar month following the Death Benefit Date and the Accumulation Account will be maintained in effect until the first annuity payment is made.

AMOUNT OF DEATH BENEFIT

     The amount of the death benefit is determined as of the Death Benefit Date and is calculated as shown on the Certificate Specifications Page.

                               SETTLEMENT PROVISIONS

GENERAL

     On the Annuity Commencement Date, the adjusted value of the Accumulation Account, as determined in accordance with the "Determination of Amount" provision below, will be applied, as specified by the Participant, under one or more of the Annuity Options provided in this Certificate or under such other settlement option as may be agreed to by the Company. However, if the amount to be applied under any Annuity Option is less than the Minimum Annuity Purchase Amount set forth on the Certificate Specifications Page, or if the first annuity payment payable in accordance with such option is less than the Minimum Annuity Payment Amount also set forth on the Certificate Specifications Page, the Company will pay the amount to be applied in a single payment to the Payee and this Certificate will terminate.

     After the Annuity Commencement Date, no change of Annuity Option is permitted and no payments may be requested under the "Cash Withdrawals" provision of the Contract.

ELECTION AND EFFECTIVE DATE OF ELECTION

     During the Participant's lifetime and prior to the Annuity Commencement Date, the Participant may elect to have the adjusted value of the Accumulation Account applied on the Annuity Commencement Date under one or more of the Annuity Options provided in the Contract. If more than one person is named as Annuitant, due to the designation of a Co-Annuitant, the Participant may choose to name one of such persons to be the sole Annuitant as of the Annuity Commencement Date.

     The Participant may also change any election; however, any election or change of election must be effective at least 30 days prior to the Annuity Commencement Date. Such election or change of election may be made by filing with the Company at its Annuity Service Mailing Address, a written election or change of election in such form as the Company may require. Any such election or change of election will become effective on the date it is received by the Company. If no such election is in effect on the 30th day prior to the Annuity Commencement Date, the adjusted value of the Accumulation Account will be applied under Annuity Option B, for a life annuity with 120 monthly payments certain. If there is no election of a sole Annuitant in effect on the 30th day prior to the Annuity Commencement Date, the person designated as Co-Annuitant will be the Payee under the applicable Annuity Option.

     The Annuity Options in the Contract may also be elected as provided in the "Death Benefit" section of this Certificate.

DETERMINATION OF AMOUNT

     The amount applied to provide a Fixed Annuity is the Accumulation Account Value on the date immediately preceding the Annuity Commencement Date, plus or minus any applicable market value adjustment and minus any applicable premium tax or similar tax. Amounts applied to provide period certain annuities of less than 10 years will also be reduced by any applicable withdrawal charges.

EFFECT OF ANNUITY COMMENCEMENT DATE ON ACCUMULATION ACCOUNT

     The Accumulation Account will be canceled on the Annuity Commencement Date.

ANNUITY COMMENCEMENT DATE


FUT-GRF-CERT-98-1                      10

     The Annuity Commencement Date is set forth on the Certificate Specifications Page. If no such date has been specified, the Annuity Commencement Date will be the first day of the first month following the Annuitant's 90th birthday. This date may be changed from time to time by the Participant, provided that each change is effective at least 30 days prior to the then current Annuity Commencement Date and the new Annuity Commencement Date is a date which is: (1) at least 30 days after the effective date of the change;
(2) the first day of a month; and (3) not later than the first day of the first month following the Annuitant's 90th birthday unless, in the case of a Qualified Contract, otherwise restricted by the particular retirement plan or by applicable law. If more than one person is named as Annuitant, due to the designation of a Co-Annuitant, the Annuity Commencement Date will be no later than the first day of the first month following the 90th birthday of the youngest of those persons so named. Any change of the Annuity Commencement Date may be made by filing with the Company at its Annuity Service Mailing Address, a written designation of a new Annuity Commencement Date in such form as the Company may require. Any such change will become effective on the date the designation is received by the Company.

     The Annuity Commencement Date may also be changed by an election of a settlement option as provided in the "Death Benefit" section of this Certificate.

FIXED ANNUITY PAYMENTS

     The dollar amount of each Fixed Annuity payment shall be determined in accordance with the annuity payment rates shown in the tables below, which are based on the Minimum Average Interest Rate set forth on the Certificate Specifications Page or, if more favorable to the Payee(s), in accordance with the annuity payment rates published by the Company and in use on the Annuity Commencement Date.

ANNUITY OPTIONS

     Annuity Option A. Life Annuity: Monthly payments during the lifetime of the Payee. These payments will terminate at the death of the Payee, without any provision for continuation of payments to a Beneficiary.

     Annuity Option B. Life Annuity with 60, 120, 180 or 240 Monthly Payments
Certain: Monthly payments during the lifetime of the Payee and in any event for sixty (60), one hundred twenty (120), one hundred eighty (180) or two hundred forty (240) months certain as elected.

     Annuity Option C. Joint and Survivor Annuity: Monthly payments payable during the joint lifetime of the Payee and a designated second person and during the lifetime of the survivor. During the lifetime of the survivor, monthly payments will be determined using the percentage (chosen at the time of the election of this option) of the fixed monthly payment payable during the joint lifetime of the Payee and the designated second person.

       Annuity Option D. Monthly Payments for a Specified Period Certain:
Monthly payments for any specified period of time (at least five (5) years but not exceeding thirty (30) years) as elected.

AMOUNTS PAYABLE ON DEATH OF PAYEE

     In the event of the death of the Payee on or after the Annuity Commencement Date, the Company will pay any remaining payments under any Annuity Option then in effect to the Payee's designated Beneficiary, if then living, as they become due. If there is no such designated Beneficiary entitled to any remaining payments under an Annuity Option, the Company will pay the discounted value of such remaining payments, in one sum, to the deceased Payee's estate. Any Beneficiary who becomes entitled to any such remaining payments may elect to receive the discounted value of the remaining payments in one sum. In the event of the death of a Beneficiary who has become entitled to receive any remaining payments under an Annuity Option the Company will pay the discounted value of such remaining payments in one sum to the deceased Beneficiary's estate. All payments made in one lump sum by the Company, as provided in this paragraph, are made in lieu of paying any remaining payments under the Annuity Option then in effect.

     If the Payee dies on or after the Annuity Commencement Date and before the entire adjusted value of the Accumulation Account that was applied under the applicable Annuity Option has been distributed, the remaining portion of such value, if any, must be distributed at least as rapidly as the method of distribution then in effect.


FUT-GRF-CERT-98-1                       11

ANNUITY PAYMENT RATES

     The annuity payment rate tables below show, for each $1,000 applied, the dollar amount of the monthly Fixed Annuity payment, when the payment is based on the Minimum Average Interest Rate set forth on the Certificate Specifications Page.

     The mortality table used in determining the annuity payment rates for Annuity Options A, B and C is the 1983 Individual Annuitant Mortality Table A. In using this mortality table, ages of Annuitants will be reduced by one year for Annuity Commencement Dates occurring during the 1990s, reduced by two years for Annuity Commencement Dates occurring during the decade 2000-2009, and so on.

     The annuity payment rates in the tables shown below reflect rates of mortality appropriate for Annuity Commencement Dates occurring during the 1990s. Thus, for Annuity Commencement Dates occurring in the decade 2000-2009 the term ADJUSTED AGE as used in the tables below, means actual age less one year. ADJUSTED AGE shall mean actual age less two years for Annuity Commencement Dates occurring in the decade 2010-2019, and so on.

     ADJUSTED AGES will be determined based on the actual age(s) of the Annuitant(s), in completed years and months, as of the Annuity Commencement Date. The tables below show annuity payment rates for exact ADJUSTED AGES, rates for ADJUSTED AGES expressed in completed years and months will be based on straight line interpolation between the appropriate annuity payment rates.

     The dollar amount of each annuity payment for any adjusted age or combination of adjusted ages not shown below or for any other form of Annuity Option agreed to by the Company will be quoted by the Company upon request.


                    AMOUNT OF MONTHLY ANNUITY PAYMENT PER $1,000
                                SINGLE LIFE ANNUITY




              OPTION A                                                             OPTION B
            LIFE ANNUITY                                              LIFE ANNUITY WITH PAYMENTS CERTAIN


                                                60 PAYMENTS           120 PAYMENTS           180 PAYMENTS          240 PAYMENTS
  ADJUSTED      MALE      FEMALE              MALE      FEMALE      MALE      FEMALE       MALE      FEMALE      MALE      FEMALE
  --------      ----      ------              ----      ------      ----      ------       ----      ------      ----      ------
    AGE
    ---
     20         3.02       2.92               3.02       2.92       3.01       2.92        3.01       2.91       3.01       2.91
     25         3.12       3.00               3.12       3.00       3.12       3.00        3.11       3.00       3.11       2.99
     30         3.25       3.10               3.25       3.10       3.24       3.10        3.24       3.10       3.23       3.09
     35         3.41       3.23               3.41       3.23       3.40       3.23        3.39       3.22       3.38       3.22
     40         3.61       3.39               3.61       3.39       3.60       3.38        3.58       3.38       3.56       3.37
     45         3.87       3.59               3.86       3.59       3.85       3.58        3.82       3.57       3.77       3.55
     50         4.19       3.84               4.18       3.84       4.15       3.83        4.10       3.81       4.03       3.77
     55         4.60       4.18               4.59       4.17       4.54       4.15        4.45       4.11       4.32       4.04
     60         5.15       4.61               5.12       4.60       5.03       4.56        4.87       4.48       4.64       4.37
     65         5.91       5.21               5.85       5.18       5.66       5.10        5.36       4.95       4.96       4.72
     70         6.97       6.04               6.84       5.98       6.44       5.80        5.86       5.49       5.23       5.06
     75         8.45       7.26               8.14       7.12       7.32       6.69        6.31       6.04       5.40       5.32
     80         10.55      9.07               9.80       8.69       8.17       7.69        6.62       6.48       5.48       5.45
     85         13.46      11.79              11.72     10.74       8.86       8.59        6.79       6.74       5.51       5.50
     90         17.33      15.74              13.66     12.99       9.30       9.18        6.85       6.84       5.51       5.51



                                      OPTION C
                             JOINT AND SURVIVOR ANNUITY
                (ASSUMED ELECTION OF JOINT AND TWO-THIRDS SURVIVOR)

                                               ADJUSTED AGE OF FEMALE
                                               ----------------------
            ADJUSTED AGE                55      60      65       70       75
               OF MALE                  --      --      --       --       --
               -------
                 55                   4.17     4.38    4.62     4.87     5.15
                 60                   4.36     4.60    4.89     5.20     5.55
                 65                   4.56     4.85    5.19     5.58     6.02
                 70                   4.77     5.11    5.52     6.01     6.57
                 75                   4.99     5.38    5.86     6.45     7.16


FUT-GRF-CERT-98-1                       12


                                      OPTION D
                      PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

   YEARS    AMOUNT     YEARS    AMOUNT     YEARS    AMOUNT     YEARS    AMOUNT
   -----    ------     -----    ------     -----    ------     -----    ------
     5      17.91       12       8.24       19       5.73       26       4.59
     6      15.14       13       7.71       20       5.51       27       4.47
     7      13.16       14       7.26       21       5.32       28       4.37
     8      11.68       15       6.87       22       5.15       29       4.27
     9      10.53       16       6.53       23       4.99       30       4.18
    10       9.61       17       6.23       24       4.84
    11       8.86       18       5.96       25       4.71

                                OWNERSHIP PROVISIONS

EXERCISE OF CONTRACT RIGHTS

     The Contract shall belong to the Owner. Unless any rights and privileges have been expressly reserved by the Owner, the Participant shall be entitled to exercise all rights and privileges in connection with this Certificate. In any case, such rights and privileges can be exercised without the consent of the Beneficiary (other than an irrevocable Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Participant and prior to the Annuity Commencement Date, except as otherwise provided in the Contract. In all cases, no person shall be entitled to exercise any rights that would adversely affect the treatment of the Contract or this Certificate as an annuity contract under the Code.

     The Annuitant becomes the Payee on the Annuity Commencement Date. The Beneficiary becomes the Payee upon the death of the Participant prior to the Annuity Commencement Date, or upon the death of the Annuitant after the Annuity Commencement Date. Such Payees may thereafter exercise such rights and privileges of ownership, if any, which continue.

PERIODIC REPORTS

     During the Accumulation Period the Company will send to the Participant, or to the Owner, if so directed by the Owner, at least once during each Account Year, a statement showing the value of the Accumulation Account, which statement shall be accurate as of a date not more than two months previous to the date of mailing. The Company will also send such statements reflecting transactions in the Accumulation Account as may be required by applicable laws, rules and regulations.

DESIGNATION AND CHANGE OF BENEFICIARY

     The Beneficiary designation contained in the Application, if any, will remain in effect until changed.

     Subject to the rights of an irrevocable Beneficiary, the Beneficiary designation may be changed or revoked. Any change or revocation must be filed with the Company at its Annuity Service Mailing Address in such form as the Company may require. The change or revocation will not be binding upon the Company until it is received by the Company. When it is so received, the change or revocation will be effective as of the date on which the Beneficiary designation or revocation was signed, but the change or revocation will be without prejudice to the Company on account of any payment made or any action taken by the Company before the Company receives the change or revocation.


                                 GENERAL PROVISIONS

AGE AND SEX MISSTATEMENT

     If any date of birth or sex, or both, has been misstated in the Application, if any, or elsewhere, the amounts payable pursuant to the Contract under this Certificate will be the amounts that would have been paid using the correct age or sex, or both. Any deficiency in payments already made by the Company shall be paid promptly and any excess in the payments already made by the Company shall be charged against the benefits falling due after the adjustment.

THIS CERTIFICATE


FUT-GRF-CERT-98-1                     13

     This Certificate is issued in consideration of the Application, if any, and payment of the Purchase Payment. All statements made in any Application will be deemed representations and not warranties, and no statement will void this Certificate or be used in defense to a claim unless it is contained in such Application, if any, or in a similar document, and a copy is attached to the Certificate at issue. Only the President, a Vice President, the Actuary or the Secretary of the Company has authority to agree on behalf of the Company to any alteration of the Contract or any Certificate, or to any waiver of the rights or requirements of the Company.

     The Contract is nonparticipating and will not share in any profits or surplus earnings of the Company, and therefore, no dividends are payable.

INCONTESTABILITY

     The Contract and this Certificate are incontestable, subject to the "Age and Sex Misstatement," "Proof of Age" and "Proof of Survival" provisions contained herein.

MODIFICATION

     Upon notice to the Owner, the Participant(s), or the Payee(s) after the Annuity Commencement Date, the Contract and this Certificate may be modified by the Company, but only if such modification (a) is necessary to make the Contract or this Certificate comply with any law or regulation issued by a governmental agency to which the Company is subject; or (b) is necessary to assure continued qualification of the Contract and/or Certificate under the Code or other federal or state laws relating to retirement annuities or annuity contracts; or (c) may otherwise be in the best interests of Owners, Participants and/or Payees, as applicable. In the event of any such modification, the Company may make appropriate endorsement in the Contract and this Certificate to reflect such modification.

PAYMENTS BY THE COMPANY

     All sums payable by the Company pursuant to this Certificate are payable only at the Company's Executive Office or such other place as the Company may designate. The Company may require surrender of this Certificate upon final payment of all sums payable by the Company pursuant to this Certificate.

PROOF OF AGE

     The Company shall have the right to require evidence of the age of any Payee under Annuity Options A, B, and C prior to the Annuity Commencement Date.

PROOF OF SURVIVAL

     The Company shall have the right to require evidence of the survival of any Payee under Annuity Options A, B and C at the time any payment payable to such Payee is due.


FUT-GRF-CERT-98-1                       14

 [LOGO]

                    Sun Life Assurance Company of Canada (U.S.)



 Executive Office:                           Home Office:                                Annuity Service Mailing Address:
 [ONE SUN LIFE EXECUTIVE PARK                [1209 ORANGE STREET                         [SUN LIFE OF CANADA (U.S.)
 WELLESLEY HILLS, MASSACHUSETTS 02481]       WILMINGTON, DELAWARE 19801]                 RETIREMENT PRODUCTS AND SERVICES
                                                                                         P.O. BOX 9133
                                                                                         BOSTON, MASSACHUSETTS 02117]


             SINGLE PAYMENT DEFERRED FIXED INDIVIDUAL ANNUITY CONTRACT
                                  NONPARTICIPATING

PAYMENTS AND VALUES PROVIDED BY THIS CERTIFICATE ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD OR DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO THE PARTICIPANT. THE MARKET VALUE ADJUSTMENT APPLIES TO WITHDRAWALS, TRANSFERS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY; HOWEVER, SUCH PAYMENTS MADE WITHIN 30 DAYS PRIOR TO THE END OF A GUARANTEE PERIOD AND PAYMENT OF THE FREE WITHDRAWAL AMOUNT ARE NOT SUBJECT TO A MARKET VALUE ADJUSTMENT.




FUT-GRF-CERT-98-1                       15